                                                                          EX 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                -------------------------------------------------
                                       OF
                                       --
                              NETWORK ENGINES, INC.
                              --------------------

                        Pursuant to Sections 242 and 245

                        of the General Corporation Law of

                              the State of Delaware
                              ---------------------

Network Engines, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

            1. The name of the corporation is Network Engines, Inc. The corporation was originally incorporated on September 17, 1999.

            2. This Amended and Restated Certificate of Incorporation was adopted by unanimous written consent of the Board of Directors in accordance with Sections 141, 242 and 245 of the General Corporation Law, the Board of Directors of the Corporation duly adopted and declared advisable this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the Certificate of Incorporation of the Corporation. This Amended and Restated Certificate of Incorporation was then approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing). The resolution setting forth this Amended and Restated Certificate of Incorporation is as follows:

RESOLVED:    That the Certificate of Incorporation of the Corporation, as
--------
             amended, be and hereby is amended and restated in its entirety so that the same shall read as follows:

      FIRST: The name of the Corporation is:

Network Engines, Inc.

      SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 120 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH:

      The authorized capital stock of Network Engines, Inc., a Delaware corporation (the "Corporation") consists of:
                  -----------
      16,000,000  shares of Common Stock, $0.01 par value per share ("Common
                                                                      ------
                  Stock");
                  -----

      185,250 shares of Series A Convertible Preferred Stock, $0.01 par value per share ("Series A Preferred Stock");
                                    ------------------------

      357,142 shares of Series B Convertible Preferred Stock, $0.01 par value per share ("Series B Preferred Stock"); and
                                    ------------------------

      1,123,549   shares of Series C Convertible Participating Preferred Stock,
                  $0.01 par value per share ("Series C Preferred Stock").
                                              ------------------------

      3,591,554   shares of Series D Convertible Participating Preferred Stock,
                  $0.01 par value per share ("Series D Preferred Stock").
                                              ------------------------
      The following is a statement of the respective preferences, voting powers, qualifications, and special or relative rights and privileges of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, "Preferred Stock"), and Common Stock.
                                ---------------

      For purposes of this Article FOURTH:

      "Original Issuance Date" means the date such shares of Series A Preferred
       ----------------------
Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, were first issued, whether by the Corporation or the Corporation's predecessor, a Massachusetts corporation by the same name (the "Predecessor").

      "Majority Series A Holders" means, collectively, the record holders of at
       -------------------------
least two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred.

      "Majority Series B Holders" means, collectively, the record holders of at
       -------------------------
least two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred.

      "Majority Series C Holders" means, collectively, the record holders of at
       -------------------------
least two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of Series C Preferred.

      "Majority Series D Holders" means, collectively, the record holders of at
       -------------------------
least two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of Series D Preferred.

      SECTION 1.  Dividends.

      (a) Dividend Accruals and Payments. The holders of shares of Preferred Stock will be entitled to receive, if, as, and when declared by the Corporation's board of directors (the "Board of Directors"), cumulative dividends at the annual rate of (i) $0.4318491 per share of Series A Preferred Stock (the "Accruing Series A Dividend"), (ii) $0.693 per share of Series B Preferred Stock, (iii) $0.693 per share of Series C Preferred Stock and (iv) $0.6345 per share of Series D Preferred Stock (each such dividend amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the relevant series of Preferred Stock and occurring after the Original Issuance Date), in each case payable in preference and priority to any payment of any dividend on any other class or series of capital stock ranking junior to the relevant series of Preferred Stock, including without limitation Common Stock. Such dividends will accrue on a daily basis commencing with the Original Issuance Date (regardless of subsequent transfers) of each share of Preferred Stock (which, with respect to shares issued in connection with the merger of the Corporation and the Predecessor, shall be the date that such shares were originally issued by the Predecessor) whether or not declared.

            No dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 4(e) hereof and made in accordance with the provisions of Section 6 hereof) will be paid, declared, or set apart for payment in respect of any share of Common Stock unless a dividend is paid or declared and set apart for payment in respect of each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of any unpaid dividends accrued with respect to such share of Preferred Stock pursuant to the above provisions of this Section 1 (a), plus (ii) the product of (A) the amount of dividends so paid, declared, or set apart for each share of Common Stock, multiplied by (B) the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 4(a) hereof. In the event of the conversion of any shares of Preferred Stock into shares of Common Stock pursuant to Section 4 hereof, all accrued and unpaid dividends on such shares of Preferred Stock will be canceled and no dividends will be payable in respect of such shares of Preferred Stock.

      (b) Ratable Allocation of Dividends. If at any time the Corporation pays less than the total amount of dividends then accrued but unpaid in respect of an outstanding shares of Preferred Stock, such payment will be distributed ratably:

            (i) first, on a pari passu basis among the holders of shares of Series D Preferred Stock and Series C Preferred Stock pro rata in proportion to the aggregate accrued but unpaid dividend on the shares of Series D Preferred Stock and/or Series C Preferred Stock held by each such holder; and then

            (ii) after (and only after) full payment of all amounts payable to the holders of Series D Preferred Stock and Series C Preferred Stock, respectively, in respect of dividends, among the holders of shares of Series B Preferred Stock pro rata in proportion to the aggregate accrued but unpaid dividends on the shares of Series B Preferred Stock held by each such holder; and then

            (iii) after (and only after) full payment of all amounts payable to the holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, respectively, in respect of dividends, among the holders of shares of Series A Preferred Stock pro rata in proportion to the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such holder,

      SECTION 2.  Liquidation, Dissolution, or Winding-Up.

      (a) Distributions to Holders of Preferred Stock and Common Stock. Subject to the final paragraph of this Section 2(a), in the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary the holders of outstanding shares of Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to shareholders:

            (i) Before any payment is made to or set aside for the holders of shares of any other class or series of capital stock, including without limitation Series A Preferred Stock, Series B Preferred Stock, and Common Stock,

                  (A) an amount per share of Series D Preferred Stock (with
            respect to Series D Preferred Stock, its "Liquidation Value") equal
                                                      -----------------
            to the sum of (x) $7.05 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred Stock and occurring after the Original Issuance Date), plus (y) an amount equal to the aggregate of all dividends accrued but unpaid in respect of such share of Series D Preferred Stock; and

                  (B) an amount per share of Series C Preferred Stock (with
            respect to Series C Preferred Stock, its "Liquidation Value") equal
                                                      -----------------
            to the sum of (x) $7.70 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock and occurring after the Original Issuance Date), plus (y) an amount equal to the aggregate of all dividends accrued but unpaid in respect of such share of Series C Preferred Stock;

      provided, that such amount equal to aggregate accrued but unpaid dividends, in the case of Series D Preferred Stock and Series C Preferred Stock, will only be payable to the extent of the Corporation's earnings available for the payment of dividends.

            (ii) Subject to the prior and superior rights of the holders of Series D Preferred Stock and Series C Preferred Stock, before any payment is made to or set aside for the holders of Series A Preferred Stock or Common Stock, an amount per share of Series B Preferred Stock (with respect to Series B Preferred Stock, its "Liquidation Value") equal to the sum of (A) $7.70 (such amount to be
       -----------------
      subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock and occurring after the Original Issuance Date), plus (B) an amount equal to the aggregate of all dividends accrued but unpaid in respect of such share of Series B Preferred Stock; provided, that such amount equal to aggregate accrued but unpaid dividends will only be payable to the extent of the Corporation's earnings available for the payment of dividends.

            (iii) Subject to the prior and superior rights of the holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, before any payment is made to or set aside for the holders of Common Stock, an amount per share of Series A Preferred Stock (with respect to Series A Preferred Stock, its "Liquidation Value") equal to the
                                                -----------------
      sum of (A) $5.39811 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Stock and occurring after the Original Issuance Date), plus (B) an amount equal to the aggregate of all Accruing Series A Dividends accrued but unpaid in respect of such share of Series A Preferred Stock; provided, that such amount equal to aggregate Accruing Series A Dividends will only be payable to the extent of the Corporation's earnings available for the payment of dividends.

            If upon any liquidation, dissolution, or winding-up of the Corporation, the assets lawfully available to be distributed to the holders of Preferred Stock under the foregoing provisions are insufficient to permit payment to such stockholders of their full respective preferential amounts, then all of the assets of the Corporation lawfully available for distribution will be distributed among the holders of shares of Preferred Stock in accordance with the relative priorities set forth above (i.e., first ratably to the holders of shares of Series D Preferred Stock and Series C Preferred Stock, on a pari passu basis, in proportion to the relative Liquidation Values of Series D Preferred Stock and Series C Preferred Stock, until such holders have received the entire amount to which they are entitled in respect of such shares, then to the holders of shares of Series B Preferred Stock until such holders have received the entire amount to which they are entitled in respect of such shares, and then to the holders of shares of Series A Preferred Stock until such holders have received the entire amount to which they are entitled in respect of such shares).

            After (and only after) all payments owing to the holders of Preferred Stock as described above have been made in full, any assets remaining available for distribution will be distributed ratably among the holders of shares of Common Stock, Series D Preferred Stock and Series C Preferred Stock (for this Purpose, treating each share of Series D Preferred Stock and Series C Preferred Stock as though it were the number of shares of Common Stock into which each of Series D Preferred Stock and Series C Preferred Stock is then convertible pursuant to Section 4 hereof); provided that, in no event shall the ratable distribution among the holders of

Common Stock, Series D Preferred Stock and Series C Preferred Stock result in the holders of Series D Preferred Stock and Series C Preferred Stock receiving an amount (respectively, as to Series D Preferred Stock and Series C Preferred Stock, their "Maximum Participating Payment") in excess of (A) $7.05 and $7.70,
              -----------------------------
respectively (such amounts to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred Stock or Series C Preferred Stock and occurring, respectively, after the Original Issuance Date), multiplied by (B) four.

      (b) Deemed Liquidations. A consolidation or merger of the Corporation with or into any other person(s) or entity(-ies) (other than a wholly owned subsidiary of the Corporation) or a sale (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or other similar transaction, will be regarded as a liquidation, dissolution, or winding-up of the affairs of the Corporation within the meaning of this Section 2: provided, however, that each holder of Preferred Stock will have the right to elect the benefits of the provisions of Section 4(a) hereof in lieu of receiving payment in liquidation, dissolution, or winding-up of the Corporation pursuant to this Section 2; and provided, further, that if the holders of more than two-thirds of the outstanding shares of any series of Preferred Stock elect to avail themselves, or to forgo, the benefits of Section 4(a) hereof, such holders may require that the other holders of shares of such series of Preferred Stock will be bound by the same election, and such other holders will be so bound. For purposes of the Certificate of Incorporation, references to "substantially all of the assets of the Corporation" (or similar
               --------------------------------------------------
expressions) mean the sale or other disposition, other than in the ordinary course of business of more than 50% of such assets, as determined by reference to the fair market value of such assets.

      (c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Preferred Stock, the holders of Preferred Stock will be entitled to a distribution of cash and/or other assets equal in value to the liquidation preference and other distribution rights stated in Section 2(a). In the event that such distribution to the holders of shares of Preferred Stock will include any assets other than cash, the Board of Directors will first determine in good faith and with due care the value of such assets for such purpose, and will notify all holders of shares of Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 2(c) will be the value as so determined by the Board of Directors, unless the holders of at least a majority of the outstanding shares of any series of Preferred Stock object thereto in writing within 15 days after the date of such notice.

      (d) Dispute Resolution Procedures. In the event of such objection, the valuation of such assets for purposes of a distribution, as a result of a liquidation, dissolution, or winding-up pursuant to this Section 2, will be determined by an arbitrator selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders in accordance with the previous sentence, the valuation of such assets will be determined by arbitration in which (i) the objecting stockholders will name in their notice of objection one arbitrator, (ii) the Board of Directors will name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected will select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected will determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. In the event the third arbitrator is not selected as provided herein, then such arbitrator will be selected by the President of the American Arbitration Association ("AAA"). The costs of such arbitration will be borne by the Corporation or by the holders of Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) If the valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Preferred Stock will pay the costs of the arbitration, and (ii) otherwise, the Corporation will bear the costs of the arbitration. The arbitration will be held in Boston, Massachusetts in accordance with the rules of the AAA. The award made by the arbitrators will be binding upon the Corporation and the holders of Preferred Stock, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

      SECTION 3. Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the holder of each share of Preferred Stock will be entitled to vote on all matters submitted to a vote or consent of stockholders. Each share of Preferred Stock will entitle the holder thereof to such number of votes per share as will equal the number of shares of Common Stock into which such share of Preferred Stock is convertible pursuant to
Section 4(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein or required by applicable law, the holders of shares of Preferred Stock and Common Stock, respectively, will vote together as a single class on all matters submitted to a vote or consent of stockholders.

      SECTION 4. Conversion. Shares of Preferred Stock will be subject to conversion into shares of Common Stock or other securities, properties, or rights, as set forth in this Section 4.

      (a)   Holders' Option to Convert.

            (i) Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at any time or from time to time at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock will be entitled upon such .conversion will be the product obtained by multiplying the number of shares of Preferred Stock being converted by the Applicable Conversion Rate for the relevant series of Preferred Stock (determined as provided in Section 4(c) hereof).

            (ii) To exercise conversion rights under this Section 4(a), a holder of Preferred Stock to be so converted will surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and will give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice will also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion will be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion will be accompanied by evidence of proper assignment thereof to the Corporation. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Preferred Stock being converted, will be the "Conversion Date."
                                                              ---------------
      As promptly as practicable after the Conversion Date, the Corporation will issue and will deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 4, plus cash as provided in
      Section 4(j) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion will be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock will cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock will be issuable upon such conversion will be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

      (b)   Automatic Conversion.

            (i) Upon Qualified Public Offering or Required Conversion. Each share of Preferred Stock outstanding will be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 4(a) hereof, automatically and without further action:

                  (A) in the case of the Series B Preferred Stock and the Series
            C Preferred Stock only, immediately upon the closing of a "Qualified Public Offering." "Qualified Public Offering" means a firm-commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), at a per-share price to the public not less than 300% of the then "Applicable Conversion Value", of the Series C Preferred Stock pursuant to Sections 4(e), 4(f), 4(g) or 4(h) hereof, resulting in gross proceeds to the Corporation of at least $30,000,000 (before underwriting discounts and commissions and offering expenses),.

                  (B) in the case of the Series A Preferred Stock only,
            immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $16.19 (subject to proportionate adjustment in the event of any stock split, stock dividend, combination or reclassification of shares, or other similar event, in each event affecting the Common Stock and occurring after the Original Date of Issuance of the Series A Preferred Stock) and with net proceeds to the Corporation of not less than $10,000,000;

                  (C) in the case of Series A Preferred Stock and/or Series B
            Preferred Stock only, at the "Required Conversion Time" (as defined below); and

                  (D) in the case of Series D Preferred Stock only, immediately upon the closing of a firm commitment underwritten public offering pursuant to in effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $17.625 (subject to proportionate adjustment in the event of any stock split, stock dividend, combination or reclassification of shares, or other similar event, in each event affecting the Common Stock and occurring after the Original Date of Issuance of the Series D Preferred Stock) and with net proceeds to the Corporation of not less than $30,000,000.

            (ii) Required Conversion. In the event that the Corporation receives the written request (the "Required Conversion Request") executed by the
                                ---------------------------
      holders of at least 75% of the then outstanding shares of Series A Preferred Stock or Series B Preferred Stock that requests that all outstanding shares of such applicable series of Preferred Stock be converted into Common Stock at a specified time on a specified date, which time and date may be determined by the occurrence of certain events specified in the Required Conversion Request (the "Required Conversion
                                                         -------------------
      Time"), provided such Required Conversion Tune is no later than sixty days
      ----
      after the date of the Required Conversion Request, then the Corporation within seven days of receipt of the Required Conversion Request will send notice to all holders of the applicable series of Preferred Stock advising them of receipt of the Required Conversion Request and all shares of such applicable series of Preferred Stock outstanding at the Required Conversion Time will automatically be converted into shares of Common Stock at the Required Conversion Time.

            (iii) Procedures upon Automatic Conversion. Upon any automatic conversion of any shares of Preferred Stock into shares of Common Stock pursuant to this Section 4(b), the holders of such converted shares will surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there will be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock were so converted and cash as provided in Section 4(j) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the, Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

      (c)   Applicable Conversion Rate.

      The conversion rate in effect at any time in respect of the Series A Preferred Stock (the "Applicable Conversion Rate" for such series of Preferred
                      --------------------------
Stock) will equal the quotient obtained by dividing (i) $5.39811, by (ii) the Applicable Conversion Value of the Series A Preferred Stock, calculated as hereinafter provided.

      The conversion rate in effect at any time in respect of the Series B Preferred Stock (the "Applicable Conversion Rate" for such series of Preferred
                      --------------------------
Stock) will equal the quotient obtained by dividing (i) $7.70, by (ii) the Applicable Conversion Value of the Series B Preferred Stock, calculated as hereinafter provided.

      The conversion rate in effect at any time in respect of the Series C Preferred Stock (the "Applicable Conversion Rate" for such series of Preferred
                      --------------------------
Stock) will equal the quotient obtained by dividing (i) $7.70, by (ii) the Applicable Conversion Value of the Series C Preferred Stock, calculated as hereinafter provided.

      The conversion rate in effect at any time in respect of the Series D Preferred Stock (the "Applicable Conversion Rate" for such series of Preferred
                      --------------------------
Stock) will equal the quotient obtained by dividing (i) $7.05, by (ii) the Applicable Conversion Value of the Series D Preferred Stock, calculated as hereinafter provided.

      (d) Applicable Conversion Value. The Applicable Conversion Value in effect on the Original Issuance Date of the Series D Preferred Stock, and until first adjusted in accordance with Section 4(e) or 4(f) hereof, will be (i) in the case of the Series A Preferred Stock, $1.79937, (ii) in the case of the Series B Preferred Stock, $2.5666667, (iii) in the case of the Series C Preferred Stock, $2.5666667, and (iv) in the case of the Series D Preferred Stock, $7.05.

      (e) Adjustments for Extraordinary Common Stock Events. Upon the happening of an "Extraordinary Common Stock Event" (as defined in Section 4(m) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Applicable Conversion Value for each series of Preferred Stock will be adjusted by multiplying the then effective Applicable Conversion Value for such series of Preferred Stock by a fraction, the numerator of which will be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event and the denominator of which will be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the product so obtained will thereafter be the Applicable Conversion Value for such series of Preferred Stock. The Applicable Conversion Value for such series of Preferred Stock, as so adjusted, will be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

      (f)   Adjustments for Diluting Issues.

            (i) There shall be the following adjustments in the event of each and every dilutive issuance (as described below), except for "Excluded Issuances" (as defined below in this Section 4(f)(i)), and except with respect to an Extraordinary Common Stock Event, adjustments in respect of which are provided for in
      Section 4(e):

                  (A) in the case of Series D Preferred Stock, if the
            Corporation shall, at any time after the Original Issuance Date of the Series D Preferred Stock, issue any additional shares of Common Stock without consideration or for a consideration per share (x) less than the Applicable Conversion Value for the Series D Preferred Stock then in effect on the date of and immediately prior to such issue, but (y) greater than or equal to $2.5666667 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock and occurring after the Original Issuance Date of the Series D Preferred Stock) (as so adjusted from time to time, the "Maximum Full Ratchet Value"), then, and in such
                               --------------------------
            event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such new issue of shares of Common Stock; and

                  (B) if at any time while there are any shares of Preferred
            Stock outstanding, the Corporation issued or issues any additional shares of Common Stock at a price per share less than the Applicable Conversion Value in respect of any series of Preferred Stock (or, in the case of Series D Preferred Stock, at a price per share less than the Maximum Full Ratchet Value) as in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value will be adjusted to equal the result of the following formula:

                        New Applicable
                        Conversion Value = (P1 x Q1) + (P2 x Q2)
                                           ---------------------
                                                (Ql + Q2)
                        where:


                        P1 = the Applicable Conversion Value in effect for the relevant series of Preferred Stock immediately prior to such issuance of additional shares of Common Stock; provided that, in the event of the first dilutive issuance under this Section 4(f)(i)(B), the Applicable Conversion Value for shares of Series D Preferred Stock shall be the Maximum Full Ratchet Value, and thereafter it shall be the Applicable Conversion Value as otherwise provided in this 4(f)(i)(B));

                        Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon exercise, conversion, and/or exchange of all outstanding shares of Preferred Stock and other "Derivative Securities" (as defined in

                        Section 4(n) hereof)) immediately prior to such issuance of additional shares of Common Stock;

                        P2 = the average price per share received by the Corporation for the shares deemed issued in respect of such issuance of additional shares of Common Stock; and

                        Q2 = the number of shares of Common Stock deemed issued in respect of such issuance of additional shares of Common Stock.

                        Notwithstanding any other provision hereof, none of the following issuances (the "Excluded Issuances") will be deemed issuances of
                          ------------------
additional shares of Common Stock for purposes of this Section 4(f):

                        (A) the issuance of Common Stock issued as a stock
                  dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

                        (B) the issuance of any shares of Common Stock upon
                  conversion of shares of convertible preferred stock;

                        (C) the issuance of Common Stock upon exercise,
                  conversion or exchange of stock or other securities (outstanding on the Original Issuance Date of the Series D Preferred Stock) convertible or exchangeable for shares of Common Stock, including, without limitation, options, warrants and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock;

                        (D) the issuance, at any time after the Original
                  Issuance Date of the Series D Preferred Stock, of up to 1,613,411 shares of Common Stock or such greater number as is approved by vote of not less than a majority of the non-employee directors of the Company, or the grant of options, restricted stock or other stock-based awards therefor, including shares issued upon exercise of options outstanding the Original Issuance Date of the Series D Preferred Stock (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting such shares and occurring after the Original Issuance Date of the Series D Preferred Stock) to officers, directors, consultants and employees of the Company or any subsidiary pursuant to any plan, agreement or arrangement approved by a vote of not less than a majority of the Board of Directors of the Company (it being understood that any shares subject to options that expire or terminate unexercised or shares that are repurchased pursuant to a restricted stock agreement shall not count towards the maximum number set forth above;

                        (E) any issuance of securities to a bank or other
                  institution providing debt financing to the Company, if such issuance is approved by the Board of Directors of the Company, including the affirmative vote or consent of one director nominated by the Majority Series A Holders, one director nominated by the Majority Series C Holders and one director nominated by the Majority Series D Holders;

                        (F) securities issued solely in consideration for the
                  acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity;

                        (G) any other issuance of securities solely for non-cash
                  consideration, if such issuance is approved by the Board of Directors of the Company, including the affirmative vote or consent of one director nominated by the Majority Series A Holders, one director nominated by the Majority Series C Holders and one director nominated by the Majority Series D Holders, and such vote or consent makes specific reference to the waiver of any preemptive rights of the holders of Preferred Stock; or

                        (H) shares of Common Stock sold by the Company in an
                  underwritten public offering pursuant to an effective registration statement under the Securities Act.

            For purposes of this Section 4(f), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described below in paragraph (ii) of this Section 4(f) consists of property other than cash, such consideration will be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors of the Corporation, and will otherwise be deemed to have a value equal to its fair market value.

            (ii) For purposes of this Section 4(f), the issuance of any Derivative Securities, except for the Excluded Issuances, will be deemed an issuance of shares of Common Stock if the "Net Consideration Per Share" (as defined in Section 4(f)(ii)(A) and (B) hereof) that may be received by the Corporation for such Common Stock is less than an Applicable Conversion Value at the time of such issuance, and except as hereinafter provided, an adjustment in such Applicable Conversion Value will be made upon each such issuance in the manner provided in Section 4(f)(i) as if such Common Stock were issued for such Net Consideration Per Share. No adjustment of any Applicable Conversion Value will be made under this
      Section 4(f) upon the issuance of any additional shares of Common Stock that are issued upon the exercise, conversion, or exchange of any Derivative Securities if any such adjustment was previously made upon the issuance of such Derivative Securities. Any adjustment of an Applicable Conversion Value with respect to this Section 4(f)(ii) will be disregarded if, as, and to the extent that the Derivative Securities that gave rise to such adjustment expire or are canceled without having been exercised, so that such Applicable Conversion Value effective immediately upon such cancellation or expiration will be equal to the Applicable Conversion Value for the relevant series of Preferred Stock that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled Derivative Securities, with such additional adjustments as subsequently would have been made to such Applicable Conversion Value had the expired or canceled Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason) so as to lower the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Applicable Conversion Value), each Applicable Conversion Value will be recomputed as of the date of such change, so that each Applicable Conversion Value effective immediately upon such change will be equal to the Applicable Conversion Value for the relevant series of Preferred Stock in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to such Applicable Conversion Value had the Derivative Securities been issued on such changed terms. Notwithstanding the foregoing, no readjustment shall he made if such readjustment would have the effect of increasing the Applicable Conversion Value to an amount that exceeds the lower of (i) the Applicable Conversion Value on the original adjustment date or (ii) the Applicable Conversion Value that would have resulted from any issuance of shares of Common Stock or Derivative Securities between the original adjustment date and such later adjustment date. For purposes of this Section 4(f)(ii), the Net Consideration Per Share that may be received by the Corporation will be determined as follows:

                  (A) "Net Consideration Per Share" means the amount equal to
                       ---------------------------
            the total amount of consideration, if any, received by the Corporation for the issuance of such Derivative Securities, plus the minimum amount of additional consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the maximum number of shares of Common Stock that would be issued if all such Derivative Securities were exercised or converted at such Net Consideration Per Share.

                  (B) The Net Consideration Per Share that may be received by the Corporation will be determined in each instance as of the date of issuance of Derivative Securities without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such Derivative Securities and which are contingent upon future events; provided, that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, the Net Consideration Per Share will be determined as of the date of such change.

      (g) Adjustments for Reclassifications. If the Common Stock issuable upon the conversion of Preferred Stock is changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary

Common Stock Event or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Preferred Stock will have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

      (h) Adjustments for Reorganizations. If at any time or from time to time there is a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification, or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another company, or the sale of all or substantially all of the Corporation's assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision will be made so that if the Corporation is not the surviving corporation, each share of Preferred Stock will be converted into a share of capital stock of the surviving corporation having equivalent preferences, rights, and privileges, except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor corporation, the holders of shares of Preferred Stock (including any such capital stock issued upon conversion of Preferred Stock) will thereafter be entitled to receive upon conversion of Preferred Stock (including any such capital stock issued upon conversion of Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions will be made with respect to the rights of the holders of Preferred Stock (including any such capital stock issued upon conversion of Preferred Stock) after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the relevant Applicable Conversion Value and the number of shares issuable upon conversion of such Preferred Stock or other capital stock) will thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of such Preferred Stock or other capital stock.

            Except as otherwise provided in Section 2(b) hereof, upon the occurrence of a capital reorganization, merger, or consolidation of the Corporation or the sale of all or substantially all its assets, as such events are more fully set forth in the first paragraph of this Section 4(h), each holder of Preferred Stock will have the option of electing treatment of his shares of Preferred Stock under either this Section 4(h) or Section 2(a) hereof, notice of which election will be submitted in writing to the Corporation at its principal offices no later than 10 days before the effective date of such event, provided, that any such notice will be effective if given not later than 15 days after the date of the Corporation's notice, pursuant to Section 8, with respect to such event. Subject to the provisions of Section 2(b) hereof, a holder who fails to give such notice of election pursuant to this Section 4(h) will be deemed to have elected treatment under this Section 4(h) in lieu of treatment under Section 2(a).

      (i) Certificate as to Adjustments. In each case of an adjustment or readjustment of any Applicable Conversion Rate, the Corporation will promptly furnish each holder of the relevant series of Preferred Stock with a certificate, prepared by the Corporation's chief financial officer (or if so requested by the Majority Series A Holders, Majority Series B Holders, Majority Series C Holders, or Majority Series D Holders, then by the Corporation's independent certified public accountants) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

      (j) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares will be issued upon conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Preferred Stock, the Corporation will pay to the holder of the shares of Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined by, or in a manner reasonably prescribed by, the Board of Directors) at the close of business on the Conversion Date.

      (k) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation will execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock that were not converted.

      (l) Reservation of Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Preferred Stock, such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of a outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, then subject to the provisions of Section 6 hereof, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

      (m) Extraordinary Common Stock Event. As used herein, "Extraordinary
                                                             -------------
Common Stock Event" means (i) the issuance of additional shares of Common Stock
------------------
as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock; in each case occurring after the Original Issuance Date of the Series D Preferred Stock.

      (n) Derivative Securities. As used herein, "Derivative Securities" means
                                                  ---------------------
(i) all shares of stock and other securities that are convertible, directly or indirectly, into or exchangeable for shares of Common Stock and (ii) all options, warrants, and other rights to acquire shares of Common Stock or securities convertible, directly or indirectly, into or exchangeable for shares of Common Stock.

      (o) Further Adjustment Provisions. In the event that, at any time as a result of an adjustment made pursuant to this Section 4, the holder of any shares of Preferred Stock upon thereafter surrendering such shares for conversion will become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of such shares of Preferred Stock will thereafter be adjusted, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the relevant series of Preferred Stock contained in this Section 4, and the remaining provisions hereof with respect to such series of Preferred Stock will apply on like or similar terms to any such other shares or securities.

      SECTION 5. Redemption.

      (a) Redemption Request. On December 20, 2003, or the first or second anniversary thereof (the "Anniversary Date"), the holders of Preferred Stock may redeem their shares of Preferred Stock; provided that all of the Series D Preferred Stock must have been redeemed pursuant to this Section 5 or otherwise be no longer issued or outstanding before any other Preferred Stock may be redeemed. The Majority Series D Holders (or the Majority Series C Holders, in the event all of the shares of Series D Preferred Stock have been redeemed or are otherwise no longer issued and outstanding) may request redemption of all or any portion (but not less, than one-third of the initial number of shares purchased by the holders of Preferred Stock requesting redemption) of the shares of Preferred Stock held by such holders by giving written notice (a "Redemption
                                                                     ----------
Notice") to the Corporation no less than 60 days prior to the Anniversary Date
------
specifying the number of shares to be redeemed from such holders. (The date upon which such notice is provided to the Corporation is referred to herein as a "Redemption Notice Date.") Upon receipt of a Redemption Notice, the Corporation
 -----------------------
will send a copy of the Redemption Notice to each other holder of shares of Preferred Stock then eligible to redeem such shares, if any, and each such other holder, by written notice to the Corporation given not later than 20 days after such holder's receipt thereof, may request redemption of all or any portion of the shares of Preferred Stock held by such holder (but with respect to each series of Preferred Stock, if such holder desires redemption of any shares of such series, it must request redemption of at least one-third of the shares of such series of Preferred Stock held by such holder). In no event shall any Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock be eligible for redemption prior to such time as all of the Series D Preferred Stock has been redeemed. The Corporation will redeem all shares of Preferred Stock that all such eligible holders request to be redeemed, at a Redemption Price determined in accordance with Section 5(b) or 5(c), as applicable, on a date (the "Redemption Date") selected by the Corporation that is not later than 15 days after the Redemption Price is finally determined in accordance with
Section 5(b) or 5(c), as applicable.

      (b) Redemption Price - Series D Preferred Stock and Series C Preferred Stock.

            (i) The Redemption Price per share of Series D Preferred Stock and Series C Preferred Stock will be determined in accordance with the following formula, provided, that for purposes of this formula, the term (V - ALV) will never be less than zero:

            Series C and Series D
            Redemption Price per share = LV/sh. + (V - ALV)
                                                  ---------
                                                   (#Shs.)
            in which:

            LV/sh- = the Liquidation Value of such share of Series D Preferred Stock or Series C Preferred Stock;

            V = the valuation of the Corporation, as finally determined in accordance with Sections 5(b)(ii)-(iv) below; plus the aggregate consideration, if any, payable to the Corporation upon full exercise, conversion, and/or exchange of all outstanding Derivative Securities, EO the extent that such aggregate consideration is not included in such valuation of the Corporation as so determined;

            ALV = the aggregate Liquidation Value of all outstanding shares of Preferred Stock (for this purpose, including any shares of Preferred Stock that are issuable upon exercise, conversion, and/or exchange of outstanding Derivative Securities);

            #Shs. = the aggregate number of outstanding shares of Common Stock, including for this purpose shares of Common Stock issuable upon exercise, conversion, and/or exchange of all outstanding shares of Preferred Stock and other Derivative Securities.

            In the event that the Redemption Price for the Series D Preferred Stock or Series C Preferred Stock per share is greater than the respective Maximum Participating Payments for the Series D Preferred Stock or Series C Preferred Stock (as defined in Section 2(a) above), then the Redemption Price per share such Preferred Stock will be equal to the greater of (A) that person's Maximum Participating Payment on a per share basis and (B) the amount to which they would have been entitled on a per share of Common Stock basis, valued in accordance with this Section 5(b) (assuming all of the shares of Preferred Stock, Common Stock and Derivative securities had been exchanged for or converted into Common Stock), had the holders of Series D Preferred Stock or Series C Preferred Stock, as the case may be, converted their shares into Common Stock and the Company were liquidated pursuant to Section 2 hereof.

            (ii) Promptly upon receipt of a Redemption Notice, the Corporation will retain a reputable investment banking firm reasonably acceptable to the holders of at least a majority in aggregate Liquidation Value of the shares of Preferred Stock to be redeemed on the Redemption Date (the "Redeeming Holders"). As promptly as is practicable, such investment
       -----------------
      banking firm will deliver to the Corporation a written report as to the fair market value of the Corporation as a whole, on a going-concern basis, using customary and appropriate valuation methods, as of the date of the most recent audited financial statements of the Corporation; provided, that if such date is more than six months prior to the Redemption Notice Date, then another audit as of the most recent practicable date may (at the option of the Redeeming Holders) be conducted and used for such purpose, and the out-of-pocket expenses of such audit will be payable out of the proceeds of such redemption and will be borne by the redeeming stockholders pro rata in proportion to the relative proceeds to be received by each of them in respect of such redemption. Upon receipt of such report, the Corporation will promptly send a copy thereof to each of the redeeming stockholders.

            Notwithstanding the foregoing, in the case of any such valuation pursuant to this Section 5(b)(ii) that is prepared in connection with the redemption of any shares of Series D Preferred Stock, such valuation shall determine the highest price that an independent third party would pay for shares of Series D Preferred Stock being redeemed, assuming there is a reasonable time, for the sale to take place and no discount for any restrictions on transfer or minority ownership position of the holder of such shares of Series D Preferred Stock being redeemed.

            (iii) The valuation set forth in such report (the "First Valuation")
                                                               ---------------
      will be conclusive and binding on the Corporation and the redeeming stockholders unless within 14 days after receipt of such report, the holders of at least a majority in aggregate Liquidation Value of the shares to be redeemed on the Redemption Date notify the Corporation in writing that they disagree with such valuation. If such stockholders do so notify the Corporation, they will promptly engage another investment banking firm to render another written report as to the fair market value of the Corporation as of the appropriate valuation date, a copy of which will be promptly delivered to the Corporation.

            (iv) If the Corporation does not agree with the valuation of the Corporation set forth in the second investment banking firm's report (the "Second Valuation"), then either (i) if the Corporation and the holders of
       ----------------
      at least a majority in aggregate Liquidation Value of the shares of Preferred Stock to be redeemed will so agree, the redemption price will be the arithmetic mean of the First Valuation and the Second Valuation, or
      (ii) if the Corporation and such holders do not so agree, the matter will be submitted to binding arbitration in accordance with the procedures set forth in Section 2(d) hereof, except with respect to the payment of the costs of such arbitration. The arbitrators' discretion will be limited to selecting either the First Valuation (in which case the costs of such arbitration will be payable out of the proceeds of such redemption and will be borne by the redeeming stockholders pro rata in proportion to the relative proceeds to be received by each of them in respect of such redemption) and the Second Valuation (in which case the costs of such arbitration will be payable by the Corporation), and the results of such arbitration will be binding and conclusive on the Corporation, the redeeming stockholders, and all other persons and entities.

      (c) Redemption Price - Series A Preferred Stock and Series B Preferred Stock. The redemption price per share of Series B Preferred Stock will be the Liquidation Value of such share. The redemption price per share of Series A Preferred Stock will be the greater of:

            (i) the Liquidation Value of such share; or

            (ii) the quotient of (A) the sum of (1) the valuation of the Corporation, as finally determined in accordance with Sections 5(b)(ii)-(iv) above, plus (2) the aggregate consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange of all outstanding Derivative Securities, divided by (B) the aggregate number of outstanding shares of Common Stock, including for this purpose shares of Common Stock issuable upon exercise, conversion, and/or exchange of all outstanding shares of Preferred Stock and other Derivative Securities.

      (d) Insufficient Funds. If the Corporation on any Redemption Date does not have sufficient funds legally available to redeem all shares of Preferred Stock for which redemption has been requested pursuant to Section 5(a) hereof, then it will to the maximum lawful extent redeem such shares on the following basis:

            (i) first, the Corporation will redeem all shares of Series D Preferred Stock for which redemption has been requested pursuant to
      Section 5(a) hereof, from the holders thereof pro rata in proportion to the number of shares of Series D Preferred Stock held by each such holder; and then

            (ii) after (and only after) the Corporation has redeemed all shares of Series D Preferred Stock for which redemption has been requested pursuant to Section 5(a) hereof, the Corporation will redeem the shares of Series C Preferred Stock for which redemption has been so requested, from the holders thereof pro rata in proportion to the number of shares of Series C Preferred Stock held by each such holder; and then

            (iii) after (and only after) the Corporation has redeemed all shares of Series C Preferred Stock for which redemption has been requested pursuant to Section 5(a) hereof, the Corporation will redeem the shares of Series B Preferred Stock for which redemption has been so requested, from the holders thereof pro rata in proportion to the number of shares of Series B Preferred Stock held by each such holder; and then

            (iv) after (and only after) the Corporation has redeemed all, shares of Series C Preferred Stock and Series B Preferred Stock, respectively, for which redemption has been requested pursuant to Section 5(a) hereof, the Corporation will redeem the shares of Series A Preferred Stock for which redemption has been so requested, from the holders thereof pro rata in proportion to the number of shares of Series A Preferred Stock held by each such holder.

            In the event that the Corporation fails to redeem shares for which redemption is requested pursuant to Section 5(a) hereof for any reason other than that set forth in the preceding paragraph, then during the period from the Redemption Date through the date on which such shares are redeemed, the Redemption Price of such shares will bear interest at a per-annum rate equal to the lower of 18% and the highest rate permitted by applicable law.

      (e) Mechanics of Redemption. Each holder of shares of Preferred Stock to be redeemed will surrender the certificate or certificates representing such shares to the Corporation at the Corporation's principal executive office or such other location specified by the Corporation, and thereupon, subject to the following sentence, the Corporation will pay the Redemption Price for such shares in immediately available funds, by wire transfer to an account designated by the holder of such shares or by certified or bank check payable to the order of such holder.

            Subject to the following provisions, the Corporation will have the option to pay the aggregate Redemption Price payable to any redeeming holder in whole or in part by delivery of a promissory note of the Corporation, in form reasonably satisfactory to such holder, in an original principal amount equal to the aggregate Redemption Price for such holder's shares being redeemed, payable in full (subject to prepayment without penalty and to acceleration on customary terms, including upon the bankruptcy or insolvency of the Corporation) in 18 months, bearing interest at a floating rate equal to 2% above the rate announced from time to time by The First National Bank of Boston (or its successor) as its corporate "base rate," and secured by a security interest in all of the assets of the Corporation. If the Corporation exercises its option to pay part of the Redemption Price in promissory notes, it will pay the aggregate Redemption Price payable to each redeeming holder in the same relative proportions of cash and promissory notes. Any such notes issued to the holders of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock will be fully subordinated in right of payment to the notes issued to the holders of Series D Preferred Stock; any such notes issued to the holders of Series A Preferred Stock and/or Series B Preferred Stock will be fully subordinated in right of payment to the notes issued to the holders of Series C Preferred Stock; and any such notes issued to the holders of Series A Preferred Stock will be fully subordinated in right of payment to the notes issued to the holders of Series B Preferred Stock.

            Each stock certificate surrendered for redemption will be canceled and retired. If the number of shares represented by any certificate surrendered in respect of any such redemption exceeds the number of shares to be redeemed from the holder thereof, the Corporation will issue and deliver to the surrendering holder a new certificate representing the unredeemed balance of such shares.

      (f) Termination of Redemption. The right to redeem any shares of Preferred Stock shall terminate immediately prior to closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $17.625 (subject to proportionate adjustment in the event of any stock split, stock dividend, combination or reclassification of shares, or other similar event, in each event affecting the Common Stock and occurring after the Original Issuance Date of the Series D Preferred Stock) and with net proceeds to the Corporation of not less than $30,000,000.

      SECTION 6. Negative Covenants.

      (a) Stockholder Approval Required. So long as any shares of Preferred Stock are outstanding, the Corporation will not do any of the following things without the affirmative vote or written consent of, or a waiver from (i) the holders of at least 70% of the Common Stock issued or issuable upon conversion of the Preferred Stock and, (ii) only in the case of any action (other than actions specified in Section 6(a)(iii) hereof or actions specified in Section 6(a)(ix)
hereof that concern actions in Section 6(a)(iii) hereof) that adversely affects the rights hereunder of any series of Preferred Stock without similarly affecting the rights hereunder of the other series of Preferred Stock, the holders of 60% of each series of Preferred Stock so adversely affected, and any attempt to take such actions without the required vote, written consent or waiver will be wholly void; provided that, without limiting the generality or the foregoing, the authorization of any shares of capital stock with preference or priority over any series of Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely such series of Preferred Stock:

            (i) Amend the Corporation's Certificate of Incorporation, including, without limitation, to amend or change in any way the terms or number of authorized shares of Preferred Stock or any series thereof or the Common Stock, or reclassify any Common Stock into shares having any preference or priority as to the payment of dividends or the distribution of assets superior to or on a parity with any such preference or priority of the Preferred Stock;

            (ii) Authorize, designate, issue, or sell any shares of capital stock or other securities (i) ranking senior to or pari passu with any series of Preferred Stock with respect to voting rights or rights to receive dividends or other distributions (including without limitation upon any actual or deemed liquidation, dissolution, or winding-up of the Corporation), or (ii) other than the Excluded Issuances specified in
      Section 4(f) above;

            (iii) Authorize or effect any liquidation, dissolution, or winding-up of the Corporation, any merger or consolidation of the Corporation with or into any other company or entity, or any sale, license as licensor, lease as lessor, exchange, conveyance or other transfer or disposal of all or substantially all of the assets of the Corporation, if, in the case of a merger or consolidation, at least a majority of the voting power of the Corporation, or the surviving corporation, as the case may be, would not be owned by persons who held capital stock of the corporation before the merger or consolidation;

            (iv) Engage in any material line of business other than that in which the Corporation is engaged on the Original Issuance Date of the Series C Preferred Stock or which is reasonably incident thereto;

            (v) Declare, pay, or set aside any dividend or other distribution in respect of any shares of capital stock or other equity securities of the Corporation, other than in respect of Series D, Preferred Stock, while any shares of Series D Preferred Stock are issued and outstanding, or declare, pay, or set aside any dividend or other distribution in respect of any shares of capital stock or other equity securities of the Corporation, other than Preferred Stock, thereafter;

            (vi) Redeem, purchase, or otherwise acquire for value, directly or indirectly through subsidiaries or otherwise (or pay into or set aside for a sinking fund for such purpose), any shares of Common Stock or any other capital stock or equity securities of the Corporation (other than redemption of shares of Preferred Stock in accordance with Section 5 hereof) or any Derivative Securities or other rights to acquire equity securities of the Corporation, except that these provisions will not prohibit the Corporation from repurchasing such shares or securities from former employees, consultants, or directors of the Corporation pursuant to terms approved by the Board of Directors, including at least one director nominated by the Majority Series A Holders, one director nominated by the Majority Series C Holders and one director nominated by the Majority Series D Holders;

            (vii) Take any other action or enter into any other agreements that might conflict with the Corporation's obligations hereunder with respect to the holders of Preferred Stock; or

            (viii) Increase the number of directors constituting the Corporation's Board of Directors to a number greater than seven.

            (ix) Obligate itself to do any of the foregoing.

      (b) Board Approval Required. Without also receiving the affirmative vote or written consent of a majority of the Corporation's directors, including the affirmative vote or consent of at least two directors of the Corporation nominated by the Majority Series A Holders and/or the Majority Series C Holders, the Corporation may not:

            (i) Lend any funds or extend any credit to any person or entity, other than the extension of credit to customers on customary terms in the ordinary course of business and the advancing of reasonable expenses for employee travel and other business expenses in accordance with usual past practices and in the ordinary course of business; or incur any liability, whether as guarantor or otherwise, in respect of the indebtedness or other obligations of any other person or entity;

            (ii) Make or incur any single capital expenditure (including without limitation by way of related or installment purchases or otherwise) of over $50,000;

            (iii) Increase the compensation (including without limitation the salary, bonus eligibility, equity compensation, or other employee benefits) payable by the Corporation to Lawrence A. Genovesi, Cheryl H. Smith or any of the executive officers of the Corporation;

            (iv) Sell, license as licensor, lease as lessor, or otherwise transfer or dispose of any right, title, or interest in or to any patents, patent applications, mask works, trademarks, trade names, service marks, logos, registered copyrights and licenses used in or necessary to the Corporation businesses as being conducted as of January 13, 1999, or any technology, know-how, trade secrets, processes, formulas, techniques, and unregistered copyrights used in or necessary to the Corporation's business, in each case, other than in the ordinary course of the Corporation's business consistent with past practice;

            (v) Incur or permit to remain outstanding any Indebtedness (as defined below) in excess of the sum of (1) 80% of the Corporation's accounts receivable (net of any reserve for uncollectible accounts), and (2) 50% of the value of the Corporation's inventories of raw materials and finished goods (but excluding work-in-process); or

            (vi) Amend the Corporation's by-laws.

      For the purposes of this Section 6:

      "Indebtedness" means (a) all indebtedness for borrowed money, whether
       ------------
current or long-term, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP (as defined below), recorded as capital leases in respect of which it is liable as lessee,
(f) any liability in respect of banker's acceptances or letters of credit, and
(g) all indebtedness of any person that is directly or indirectly guaranteed by the Corporation or that it has agreed (contingent or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

      "GAAP" means generally accepted accounting principles that are (i)
       ----
consistent with principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods, and (iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied.

      SECTION 7. No Reissuance of Shares of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise will be reissued, and all such shares will be canceled, retired, and eliminated from the shares that the Corporation is authorized to issue. The Corporation will from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

      SECTION 8. Notices of Record Dates, Etc. Except as may be otherwise agreed in writing by the holders of at least 60% Common Stock issued or issuable upon conversion of the Preferred Stock, in the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there is to occur any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other company, or any other entity or person, or any voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation, the Corporation will deliver to each holder of Preferred Stock, in accordance with Section 11(a) hereof, and at least 20 days prior to such record date or the proposed effective date of the transaction specified therein, as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for cash, securities, and/or other property deliverable upon such reorganization reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up.

      SECTION 9. Other Rights. Except as otherwise provided in the Corporation's Certificate of Incorporation, as amended, shares of Preferred Stock and shares of Common Stock will be identical in all respects (each share of Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible pursuant to Section 4(a) hereof), will have the same powers, preferences, and rights, without preference of any such class or share over any other such class or share, and will be treated as a single class of stock for all purposes.

      SECTION 10. Common Stock.

      (a) Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the holder of each share of Common Stock will be entitled to vote on all matters submitted to a vote or consent of stockholders. Each share of Common Stock will entitle the holder thereof to one vote. Except as otherwise provided herein or required by applicable law, the holders of shares of Preferred Stock and Common Stock, respectively, will vote together as a single class on all matters submitted to a vote or consent of stockholders.

      (b) Liquidation Rights. Subject to the prior and superior rights of the holders of outstanding shares of Preferred Stock and to the final paragraph of,
Section 2(a) hereof, upon any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, and after payment to the holders of outstanding shares of Preferred Stock of the Liquidation Value of the shares of Preferred Stock held by them, any assets remaining available for distribution to stockholders will be distributed ratably among the holders of shares of Series D Preferred Stock, Series C Preferred Stock and the holders of shares of Common Stock as provided in Section 2(a) hereof.

      (c) Dividends. Subject to the prior and superior rights of the holders of outstanding share of Preferred Stock, the holders of shares of Common Stock will be entitled to receive dividends if, as, and when declared by the Board of Directors.

      SECTION 11. Miscellaneous.

      (a) Notices. All notices, requests, payments, instructions, or other documents to be given hereunder shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the registered holders of the Corporation's capital stock; provided, that subject to the provisions of the Corporation's by-laws as in effect at the relevant time, any notice of meeting and/or proxy materials sent by the Corporation to an of its stockholders may be sent by any reasonable means.

      (b) Transfer Taxes, Etc. The Corporation will pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Preferred Stock or share of Common Stock or other securities issued in respect of shares of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which such shares were originally registered, or in respect of any payment to any person other than the original registered holder thereof with respect to any such shares, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery, or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

      (c) Transfer Agents. From time to time, the Corporation may appoint, and discharge and change a transfer agent for any series of Preferred Stock and/or the Common Stock. Upon any such appointment or discharge of a transfer agent, the Corporation will send written notice thereof to each holder of record of the relevant series of Preferred Stock or the Common Stock.

      FIFTH. Subject to the provisions of Section 6 of Article FOURTH, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

      SIXTH. The name and mailing address of the sole incorporator are as follows:

                  NAME                    MAILING ADDRESS
                  ----                    ---------------

                  Lawrence A. Genovesi    61 Pleasant Street
                                          Randolph, MA 02368

      SEVENTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

            1. Election of directors need not be by written ballot.

            2. Subject to the provisions of Section 6 of Article FOURTH, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation, except with respect to any provision thereof which by law or the By-Laws requires action by the stockholders.

      EIGHTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      NINTH.

      1. Actions, Suits and Proceedings Other than by or in the Right of the
         -------------------------------------------------------------------
Corporation. The Corporation shall indemnify each person who was or is a party
-----------
or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      2. Actions or Suits by or in the Right of the Corporation. The Corporation
         ------------------------------------------------------
shall indemnify any indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit of proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

      3. Indemnification for Expenses of Successful Party. Notwithstanding the
         ------------------------------------------------
other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      4. Notification and Defense of Claim. As a condition precedent to his
         ---------------------------------
right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee, of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

      5. Advance of Expenses. Subject to the provisions of Section 6 below, in
         -------------------
the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided,
                                                                       --------
however, that the payment of such expenses incurred by an Indemnitee in advance
-------
of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

      6. Procedure for Indemnification. In order to obtain indemnification or
         -----------------------------
advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as ii reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding Shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

      7. Remedies. The right to indemnification or advances as granted by this
         --------
Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. Subsequent Amendment. No amendment, termination or repeal of this
         --------------------
Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      9. Other Rights. The indemnification and advancement of expenses provided
         ------------
by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.
Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

      10. Partial Indemnification. If an Indemnitee is entitled under any
          -----------------------
provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

      11. Insurance. The Corporation may purchase and maintain insurance, at its
          ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnity such person against such expense, liability or loss under the General Corporation Law of Delaware.

      12. Merger or Consolidation. If the Corporation is merged into or
          -----------------------
consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

      13. Savings Clause. If this Article or any portion hereof shall be
          --------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

      14. Definitions. Terms used herein and defined in Section 145(h) and
          -----------
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

      15. Subsequent Legislation. If the General Corporation Law of Delaware is
          ----------------------
amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

      TENTH. The corporation may be a general or limited partner in any business enterprise it would have power to conduct by itself.

      ELEVENTH. The corporation may, by contract, grant to some or all of the security holders of the corporation preemptive rights to acquire stock of the corporation, but no security holder shall have the preemptive right except as specifically so granted or as granted pursuant to a bylaw adopted by the stockholders.

      TWELFTH. Subject to the provisions of Section 6 of Article FOURTH, the vote of a majority of the outstanding shares of each class of stock outstanding and entitled to vote thereon shall be sufficient to approve any agreement of merger or consolidation of the corporation with or into another corporation or of another corporation into the corporation, or to approve any sale, lease or exchange of substantially all of the assets of the corporation, notwithstanding any provision of law that would otherwise require a greater vote in the absence of this provision.

      THIRTEENTH. Subject to the provisions of Section 6 of Article FOURTH, the corporation may from time to time offer to purchase and purchase shares from any stockholder of the corporation upon fair and reasonable terms and at a fair and reasonable price, whether or not the stockholder owns a controlling interest in the corporation, without offering to any other stockholder an equal opportunity to sell a ratable number, or any, of his shares of stock in the corporation to the corporation upon comparable terms or at a comparable price, or to make any offer to repurchase whatsoever to other stockholders of the corporation.

      FOURTEENTH. Subject to the provisions of Section 6 of Article FOURTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seat to be affixed hereto and this Amended and Restated Certificate of Incorporation to be signed by its President this 17th day of December, 1999.

                                    NETWORK ENGINES. INC.


                                    /s/ Lawrence A. Genovesi
                                    -------------------------------
                                    Lawrence A. Genovesi
                                    President